FIRST AMENDMENT TO RIGHTS AGREEMENT

THIS FIRST AMENDMENT (this “First Amendment”), dated as of March 26, 2012, to the Rights Agreement dated as of September 7, 2010 (the “Rights Agreement”), is made by and between GlobalOptions Group, Inc., a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation, as rights agent (the “Rights Agent”). Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Rights Agreement.

WHEREAS, the Company may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 26 thereof;

WHEREAS, the Company desires to amend certain provisions of the Rights Agreement as set forth herein; and

WHEREAS, the Company has instructed the Rights Agent to enter into this First Amendment, and an officer of the Company has certified that this First Amendment is in compliance with the terms of Section 26 of the Rights Agreement.

NOW, THEREFORE, in consideration of the premises and mutual agreements set forth in the Rights Agreement and this First Amendment, and for other good and valuable consideration, the parties hereto agree as follows:

1. Amendment of Section 1. Section 1 of the Rights Agreement is hereby amended by deleting the definition of “Acquiring Person” in its entirety and inserting the following in place thereof:

““Acquiring Person” shall mean any Person who or which, alone or together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of more than 10% of the Common Shares then outstanding, but not including (a) the Company, any Subsidiary of the Company, any employee benefit or compensation plan of the Company or of any of its Subsidiaries or any Person organized, appointed or established by the Company and holding Common Shares for or pursuant to the terms of any such employee benefit or compensation plan, (b) any such Person who or which, alone or together with all Affiliates and Associates of such Person, has become and is the Beneficial Owner of more than 10% of the Common Shares at the time outstanding solely as the result of (i) a change in the aggregate number of Common Shares outstanding since the last date on which such Person acquired Beneficial Ownership of any Common Shares or (ii) the acquisition by such Person or one or more of its Affiliates or Associates of Beneficial Ownership of additional Common Shares if the Board determines that such acquisition was made in good faith without the knowledge by such Person or one or more of its Affiliates or Associates that such Person would thereby become an Acquiring Person, which determination of the Board shall be conclusive and binding on such Person, the Rights Agent, the holders of the Rights and all other Persons, and (c) any such Person who would, as of the Close of Business on the date hereof, be an “Acquiring Person” pursuant to the foregoing provisions of this definition (an “Excluded Person”), unless and until (i) such Excluded Person shall acquire after the date hereof, without the prior approval of the Board, Beneficial Ownership of additional Common Shares representing 1% or more of the then-outstanding Common Shares, other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Common Shares are treated equally, or (ii) any other Person who is the Beneficial Owner of Common Shares representing 1% or more of the then-outstanding Common Shares thereafter becomes an Affiliate or Associate of such Excluded Person. Notwithstanding clause (b)(ii) of the prior sentence, if any Person that is not an Acquiring Person due to such clause (b)(ii) does not reduce its percentage of Beneficial Ownership of Common Shares to 10% or less by the Close of Business on the tenth calendar day after notice from the Company (the date of notice being the first day) that such Person’s Beneficial Ownership of Common Shares would make it an Acquiring Person, such Person shall, at the end of such ten calendar day period, become an Acquiring Person (and such clause (b)(ii) shall no longer apply to such Person). Notwithstanding the foregoing, the Board may, in its sole discretion, determine that any Person shall not be deemed to be or have been an “Acquiring Person” for any purposes of the Rights Agreement.”

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2. Amendment of Section 3(b). The first sentence of Section 3(b) of the Rights Agreement is hereby amended by deleting it in its entirety and inserting the following in place thereof:

“Until the earlier of (i) the Close of Business on the tenth calendar day after such date on which the Company learns that a Person has become an Acquiring Person and (ii) the Close of Business on the tenth calendar day (or, unless the Distribution Date shall have previously occurred, such later date as may be specified by the Board of Directors of the Company), if any, as may be designated by the Board following the commencement of, or first public disclosure of an intent to commence, a tender or exchange offer by any Person (other than the Company, any Subsidiary of the Company, any employee benefit or compensation plan of the Company or of any of its Subsidiaries, or any Person organized, appointed or established by the Company and holding Common Shares for or pursuant to the terms of any such employee benefit or compensation plan) for outstanding Common Shares, if upon consummation of such tender or exchange offer such Person could be the Beneficial Owner of more than 10% of the outstanding Common Shares (the Close of Business on the earlier of such dates being the “Distribution Date”), (x) the Rights shall, except as otherwise provided in Section 3(c), be evidenced by the certificates for Common Shares registered in the names of the holders thereof, or, in the case of Common Shares held in uncertificated form, by the transaction statement or other record of ownership of such Common Shares, and not by separate Right Certificates, and (y) the Rights, including the right to receive Right Certificates, shall be transferable only in connection with the transfer of the underlying Common Shares.”

3. Amendment of Summary of Rights. The first sentence of the second paragraph of the Summary of Rights to Purchase Series A Junior Participating Preferred Stock of GlobalOptions Group, Inc., which is attached as Exhibit C to the Rights Agreement, is hereby amended by deleting it in its entirety and inserting the following in place thereof:

“Until the earlier of (i) the close of business on the tenth calendar day after such time as the Company learns that a person or group (including any affiliate or associate of such person or group), other than any person or group with beneficial ownership of more than 10% of the outstanding Common Stock as of September 7, 2010 (only so long as such person or group does not increase its beneficial ownership of Common Stock, subject to certain exceptions), has acquired, or obtained the right to acquire, beneficial ownership of more than 10% of the outstanding Common Shares (any such person or group being called an “Acquiring Person”) and (ii) the close of business on the tenth calendar day (or, unless the Distribution Date shall have previously occurred, such later date as may be specified by the Board of Directors of the Company), if any, as may be designated by the Board following the commencement of, or first public disclosure of an intention to commence, a tender or exchange offer for outstanding Common Shares which could result in such person or group becoming the beneficial owner of more than 10% of the outstanding Common Shares (the earlier of such dates being called the “Distribution Date”), the Rights will be evidenced by certificates for Common Shares registered in the names of the holders thereof, or, in the case of Common Shares held in uncertificated form, by the transaction statement or other record of ownership of such Common Shares, and not by separate Right Certificates.”

4. Full Force and Effect. Except as expressly amended hereby, the Rights Agreement shall continue in full force and effect in accordance with the provisions thereof.

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5. Governing Law. This First Amendment shall be deemed to be a contract made under the law of the State of Delaware and for all purposes shall be governed by and construed in accordance with the law of such State applicable to contracts to be made and performed entirely within such State; provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made to be performed entirely within such State.

6. Counterparts; Effectiveness. This First Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. This First Amendment shall be effective as of the date hereof.

7. Descriptive Headings. Descriptive headings of the several Sections of this First Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

8. Rights Agreement as Amended. From and after the date hereof, any reference to the Rights Agreement shall mean the Rights Agreement as amended hereby.

9. Severability. If any term, provision, covenant or restriction of this First Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this First Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated; provided, however, that if the absence of such excluded provision shall, in the reasonable judgment of the Rights Agent, materially and adversely affect its rights, immunities, duties or obligations under the Rights Agreement, the Rights Agent shall be entitled to resign on the next Business Day.

[Signature Page to Follow]

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[Signature Page to First Amendment to Rights Agreement]

IN WITNESS WHEREOF, this First Amendment is effective as of the day and year first referenced above.

GlobalOptions Group, Inc.

By:	/s/ Jeffrey O. Nyweide
	Name:	Jeffrey O. Nyweide
	Title:	Chief Financial Officer and Executive Vice President

Continental Stock Transfer & Trust Company

By:	/s/ John W. Comer, Jr.
	Name:	John W. Comer, Jr.
	Title:	Vice President

CERTIFICATION AND INSTRUCTION TO RIGHTS AGENT: The officer of the Company whose duly authorized signature appears above certifies that this First Amendment is in compliance with the terms of Section 26 of the Rights Agreement and, on behalf of the Company, instructs the Rights Agent to enter into this First Amendment.

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